UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Amendment No. 3)

(Rule 14d-100)

Tender Offer Statement under Section 14(d)(1)
or Section 13(e)(1) of the Securities Exchange Act of 1934

THE WILLIAMS COMPANIES, INC.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

FELINE PACS

(Title of Class of Securities)

969457886

(CUSIP Number of Class of Securities)

James J. Bender, Esq.
Senior Vice President and General Counsel
The Williams Companies, Inc.
One Williams Center, Suite 4900
Tulsa, Oklahoma 74172
(918) 573-2000

(Name, Address and Telephone Number of Person Authorized to Receive
Notices and Communications on Behalf of the Filing Person)

COPIES TO:

Gibson, Dunn & Crutcher LLP 1801 California Street, Suite 4100 Denver, Colorado 80202-2641 (303) 298-5700 Attention: Richard M. Russo, Esq. Robert R. Stark, Jr., Esq.	Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000 Attention: Marlene Alva, Esq.

CALCULATION OF FILING FEE

Transaction Valuation	Amount Of Filing Fee

*$524,166,000	**$66,412

*	Estimated solely for the purpose of calculating the registration fee and based on the difference between (a) the product of (i) 13.41, which is the average of the high and low prices per unit of the Company’s Income PACS as reported on the New York Stock Exchange on September 15, 2004, and (ii) 43,900,000, which represents the maximum number of Income PACS sought in the exchange offer, and (b) $64,533,000 which represents the maximum aggregate amount of cash to be paid by the registrant in the exchange offer.

**	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934 and equals $126.70 for each $1,000,000 of the value of the transaction.

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $66,412	Filing Party: The Williams Companies, Inc.

Form or Registration No.: Form S-4 (File No.333-119077)	Date Filed: September 17, 2004

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1

☒	issuer tender offer subject to Rule 13e-4

☐	going-private transaction subject to Rule 13e-3

☐	amendment to Schedule 13D under Rule 13d-2

     Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

Item 4 (Terms of Transaction), Item 8 (Interest in Securities of the Subject Company), and Item 11 (Additional Information) are hereby amended and supplemented by the following:
Item 12. Exhibits.
SIGNATURES
EXHIBIT INDEX

     This Amendment No. 3 to the Tender Offer Statement on Schedule TO (“Schedule TO”) amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on September 17, 2004, as amended, by The Williams Companies, Inc., a Delaware corporation (the “Company”), and relates to an offer by the Company to exchange (the “Exchange Offer”) one (1.0000) share of the Company’s common stock plus $1.47 in cash for each validly tendered and accepted FELINE PACS in the form of an Income PACS, up to an aggregate of 43,900,000 Income PACS, on the terms and subject to the conditions described in the Exchange Offer prospectus (as amended, the “Exchange Offer Prospectus”), which is a part of the registration statement filed with the Securities and Exchange Commission on Form S-4 (SEC File No. 333-119077) relating to the shares of common stock to be issued to holders of Income PACS in the Exchange Offer (as amended, the “Registration Statement”). The terms and conditions of the Exchange Offer are set forth in the Exchange Offer Prospectus and the accompanying Letter of Transmittal, which are exhibits (a)(1) and (a)(2) hereto.

     The information set forth in the Exchange Offer Prospectus, including the exhibits thereto, and the accompanying Letter of Transmittal, is hereby expressly incorporated herein by reference in response to all items required in this Schedule TO.

     This Amendment No. 3 is the final amendment to the Schedule TO.

Item 4 (Terms of Transaction), Item 8 (Interest in Securities of the Subject Company), and Item 11 (Additional Information) are hereby amended and supplemented by the following:

     The Exchange Offer expired at 5:00 p.m., New York City time, on Monday, October 18, 2004 (the “Expiration Time”). On October 19, 2004, the Company announced the acceptance for exchange of all outstanding Income PACS that had been validly tendered and not withdrawn as of the Expiration Time. Based on information provided to the Company by JP Morgan Chase Bank, the exchange agent for the Exchange Offer, as of the Expiration Time, 33,088,245 Income PACS, or about 75.2% of the issued and outstanding Income PACS had been tendered for exchange. The consideration for the accepted Income PACS will be delivered promptly to tendering holders by the exchange agent.

     The full text of the Company’s press release, dated October 19, 2004, relating to the expiration of the Exchange Offer is filed as Exhibit (a)(7) hereto and is incorporated herein by reference.

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Item 12. Exhibits.

EXHIBIT
NUMBER	DESCRIPTION
(a)(1)	Exchange Offer Prospectus dated September 17, 2004 (as amended on October 18, 2004) (incorporated herein by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed on October 18, 2004).
(a)(2)	Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on October 8, 2004).
(a)(3)	Form of Letter to Registered Holders and Depositary Trust Company Participants (incorporated herein by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-4 filed on September 17, 2004).
(a)(4)	Form of Letter to Clients (incorporated herein by reference to Exhibit 99.3 to the Company’s registration Statement on Form S-4 filed on September 17, 2004).
(a)(5)	Form of Letter to Holders of FELINE PACS (incorporated herein by reference to Exhibit 99.4 to the Company’s Registration Statement on Form S-4 filed on September 17, 2004).
(a)(6)	Press Release, dated September 17, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934 and incorporated herein by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on September 17, 2004).
(a)(7)	Press Release, dated October 19, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934 and incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on October 19, 2004).
(b)	Not applicable.
(d)(1)	Form of Senior Debt Indenture between the Company and JPMorgan Chase Bank (as successor trustee to Bank One Trust Company, National Association (successor in interest to the First National Bank of Chicago)), as Trustee (incorporated herein by reference to Exhibit 4.1 to the Form S-3 filed on September 8, 1997).
(d)(2)	Sixth Supplemental Indenture dated January 14, 2002, between the Company and JPMorgan Chase Bank (as successor trustee to Bank One Trust Company, National Association (successor in interest to the First National Bank of Chicago)), as Trustee (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of the Company filed on January 23, 2002).
(d)(3)	Form of Note (incorporated herein by reference to Exhibit 4.2 and included in Exhibit 4.1 to the Current Report on Form 8-K/A of the Company filed on January 23, 2002).
(d)(4)	Purchase Contract Agreement dated January 14, 2002 between the Company and JPMorgan Chase Bank, as Purchase Contract Agent (incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K/A of the Company).
(d)(5)	Form of Income PACS Certificate (incorporated herein by reference to Exhibit 4.4 and included in Exhibit 4.3 to the Current Report on Form 8-K filed January 23, 2002).
(d)(6)	Pledge Agreement dated January 14, 2002 among the Company, JPMorgan Chase Bank, as Collateral Agent, Custodial Agent, Securities Intermediary and Purchase Contract Agent (incorporated herein by reference to Exhibit 4.5 to the Current Report on Form 8-K of the Company filed on January 23, 2002).
(d)(7)	Remarketing Agreement dated January 14, 2002 among the Company, JPMorgan Chase Bank, as Purchase Contract Agent, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Remarketing Agent (incorporated herein by reference to Exhibit 4.6 to Form 8-K filed on January 23, 2002).
(g)	Not applicable.
(h)	Opinion of White & Case LLP (incorporated herein by reference to Exhibit 8.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on October 8, 2004).

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SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

THE WILLIAMS COMPANIES, INC.
By:	/s/ Brian K. Shore
Name:	Brian K. Shore
Title:	Secretary

Dated: October 19, 2004

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EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
(a)(1)	Exchange Offer Prospectus, dated September 17, 2004 (as amended on October 18, 2004) (incorporated herein by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed on October 18, 2004).
(a)(2)	Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on October 8, 2004).
(a)(3)	Form of Letter to Registered Holders and Depositary Trust Company Participants (incorporated herein by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-4 filed on September 17, 2004).
(a)(4)	Form of Letter to Clients (incorporated herein by reference to Exhibit 99.3 to the Company’s registration Statement on Form S-4 filed on September 17, 2004).
(a)(5)	Form of Letter to Holders of FELINE PACS (incorporated herein by reference to Exhibit 99.4 to the Company’s Registration Statement on Form S-4 filed on September 17, 2004).
(a)(6)	Press Release, dated September 17, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934 and incorporated herein by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on September 17, 2004).
(a)(7)	Press Release, dated October 19, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934 and incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on October 19, 2004).
(b)	Not applicable.
(d)(1)	Form of Senior Debt Indenture between the Company and JPMorgan Chase Bank (as successor trustee to Bank One Trust Company, National Association (successor in interest to the First National Bank of Chicago)), as Trustee (incorporated herein by reference to Exhibit 4.1 to the Form S-3 filed on September 8, 1997).
(d)(2)	Sixth Supplemental Indenture dated January 14, 2002, between the Company and JPMorgan Chase Bank (as successor trustee to Bank One Trust Company, National Association (successor in interest to the First National Bank of Chicago)), as Trustee (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of the Company filed on January 23, 2002).
(d)(3)	Form of Note (incorporated herein by reference to Exhibit 4.2 and included in Exhibit 4.1 to the Current Report on Form 8-K/A of the Company filed on January 23, 2002).
(d)(4)	Purchase Contract Agreement dated January 14, 2002 between the Company and JPMorgan Chase Bank, as Purchase Contract Agent (incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K/A of the Company).
(d)(5)	Form of Income PACS Certificate (incorporated herein by reference to Exhibit 4.4 and included in Exhibit 4.3 to the Current Report on Form 8-K filed January 23, 2002).
(d)(6)	Pledge Agreement dated January 14, 2002 among the Company, JPMorgan Chase Bank, as Purchase Contract Agent (incorporated herein by reference to Exhibit 4.5 to the Current Report on Form 8-K of the Company filed on January 23, 2002).
(d)(7)	Remarketing Agreement dated January 14, 2002 among the Company, JPMorgan Chase Bank, as Purchase Contract Agent, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Remarketing Agent (incorporated herein by reference to Exhibit 4.6 to Form 8-K filed on January 23, 2002).
(g)	Not applicable.
(h)	Opinion of White & Case LLP (incorporated herein by reference to Exhibit 8.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on October 8, 2004).

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